EXHIBIT 99.1

For more information:
John Casey
Intersections Inc.
703.488.6100
intxinvestorrelations@intersections.com

Intersections Inc. Reports Second Quarter 2006 Earnings

CHANTILLY, Va. – July 31, 2006 – Intersections Inc. (Nasdaq: INTX) today announced financial results for the quarter and six months ended June 30, 2006. Revenue for second quarter of 2006 was $45.4 million, an increase of 11.3 percent over the same period last year. Net income for the quarter ended June 30, 2006 was $2.7 million, compared to $3.2 million for the quarter ended June 30, 2005, a decrease of 13.4 percent. Diluted earnings per share (“EPS”) were $0.16 for the second quarter of 2006, compared to $0.18 for the second quarter of 2005.

Revenue for six months ended June 30, 2006 was $91.1 million, an increase of 14.8 percent over the same period last year. Net income for the six months ended June 30, 2006 was $ 6.2 million, compared to $5.0 million for the six months ended June 30, 2005, an increase of 24.0 percent. Diluted earnings per share (“EPS”) were $0.35 for the six months ended June 30, 2006, compared to $0.27 for the same period last year.

At the end of May, Intersections and Control Risks Group Holdings Limited (CRG) completed the previously announced joint venture transaction, pursuant to which they have formed a new company, Screening International LLC , to own and operate Intersections’ wholly-owned subsidiary, American Background Information Services, Inc. (ABI) , and CRG’s U.K. background screening business, Control Risks Screening Limited. Intersections owns 55% of this joint venture and CRG owns 45%.

At the beginning of July, Intersections completed the acquisition of Chartered Marketing Services, Inc. (CMSI). CMSI, which has been in business for 25 years, distributes its products, primarily accidental health and membership programs, through marketing partnerships with the largest mortgage servicers in the United States as well as other financial institutions. In calendar year 2005, CMSI reported $51 million in revenue. The purchase price was $50 million.

“We are pleased with our results in the second quarter of 2006. Our results showed subscriber, revenue and earnings levels consistent with our business plan. Additionally, we are progressing positively in the strategic initiatives we previously outlined,” said Chairman and Chief Executive Officer, Michael Stanfield.

Mr. Stanfield continued, “The joint venture we have formed with CRG will provide us enhanced access to the rapidly growing pre-employment background screening marketplace. We will now be able to grow this business not only domestically but also internationally. The acquisition of CMSI helps us to meet one of our previously announced strategic initiatives of diversifying our client and product portfolios. CMSI provides us access to new market segments, particularly with large mortgage servicers.”

Our financial results include results for ABI for the period January 1, 2006 through May 30, 2006 and Screening International for the period May 31, 2006 through June 30, 2006.

Second Quarter 2006 Financial Highlights:

•	Total subscribers increased to approximately 3.74 million as of June 30, 2006, compared to approximately 3.66 million as of December 31, 2005, an increase of 2.3 percent. Subscriber additions in the second quarter of 2006 were approximately 843,000.

•	Total revenue for the second quarter of 2006 was $45.4 million, including $6.1 million from ABI and Screening International, compared to $45.7 million, including $3.7 million from ABI, for the first quarter of 2006 and $40.8 million for the second quarter of 2005, including $3.7 million from ABI. The quarter over quarter decline in revenue was primarily attributable to a decline in revenue from American Express.

•	Subscription revenue, net of marketing and commissions associated with subscription revenue, decreased to $26.2 million for the second quarter of 2006 from $29.5 million for the first quarter of 2006, and increased from $25.1 million for the second quarter of 2005, a decrease of 11.3 percent and increase of 4.4 percent, respectively. The quarter over quarter decline in subscription revenue net of marketing and commissions is primarily attributed to the reallocation of marketing efforts toward our investment in consumer direct and the decline of American Express revenue. Subscription revenue, net of marketing and commissions associated with subscription revenue, is a non-GAAP financial measure that we believe is important to investors and one that we utilize in managing our business as it normalizes the effect of changes in the mix of indirect and direct marketing arrangements.

•	Depreciation and amortization expense for the second quarter of 2006 was $2.3 million compared to $2.1 million for the first quarter of 2006 and $1.5 million for the second quarter of 2005.

•	Pre-tax income was $4.7 million or 10.4 percent of revenue, for the second quarter of 2006, compared to $5.6 million, or 12.4 percent of revenue, for the first quarter of 2006 and $5.2 million, or 12.7 percent of revenue, for the second quarter of 2005.

•	Cash flow provided by operations for the quarter ended June 30, 2006, was approximately $8.0 million.

Six Month Results:

•	Total revenue increased 14.8 percent to $91.1 million for the six months ending June 30, 2006, including $9.8 million from ABI and Screening International, from $79.3 million including $6.6 million from ABI, for the comparable period in 2005.

•	Subscription revenue, net of marketing and commissions associated with subscription revenue, increased 14.4 percent to $55.7 million for the six months ending June 30, 2006, from $48.7 million for the comparable period in 2005.

•	Pre-tax income increased 26.9 percent to $10.4 million for the six months ended June 30, 2006, from $8.2 million for the six months ended June 30, 2005. Pre-tax income for the six months ending June 30, 2005 included a software impairment charge recognized during the first quarter of 2005 of approximately $1.5 million that was due primarily to the decision to revise our development approach for our small business product in an effort to accelerate its launch while reducing our overall investment in the project.

•	Net income was $6.2 million, or $0.35 per diluted share, for the six months ending June 30, 2006, compared to $5.0 million, or $0.27 per diluted share, for the six months ending June 30, 2005.

•	Cash flow provided by operations for the six months ending June 30, 2006 was approximately $11.6 million.

Intersections’ quarter end June 30, 2006 results will be discussed in more detail on July 31, 2006 at 5:00 pm EST via teleconference. A live audio webcast will be available on Intersections’ Web site at www.intersections.com or www.fulldisclosure.com. Participants are encouraged to go to the selected Web site at least 15 minutes in advance to register, download, and install any necessary audio software. This webcast will be archived and available for replay after the teleconference. Additionally, the call will be available for telephonic replay from 7:00 p.m. Monday, July 31, through 11:59 p.m. Wednesday, August 2, 2006, at 888-286-8010, or if you are based internationally at, +1-617-801-6888 (Passcode: 84221701).

Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements.” Those forward-looking statements involve known and unknown risks and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including without limitation the effect of new subscriber additions. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the Company’s filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to revise or update any forward-looking statements.

About Intersections Inc.

Intersections Inc. (NASDAQ: INTX) is a leading provider of branded and fully customized identity management solutions. By integrating its technology solutions with its comprehensive services, Intersections safeguards more than 5 million customers, who are primarily received through marketing partnerships and consumer-direct marketing of the company’s Identity Guard® brand. Intersections also provides consumer-oriented insurance and membership products through marketing partnerships with the major mortgage servicers in the United States as well as other financial institutions through its subsidiary, Chartered Marketing Services, Inc. Additionally, through majority-owned Screening International LLC, Intersections provides pre-employment background screening services domestically and internationally in partnership with Control Risks Group Limited of the United Kingdom. Learn more about Intersections Inc. at www.intersections.com.

INTERSECTIONS INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	(In thousands, except per share data
	2006	2005	2006	2005
Revenue	$ 45,368	$ 40,754	$ 91,057	$ 79,340
Operating expenses:
Marketing	6,696	4,772	11,980	9,562
Commissions	4,475	6,745	10,619	13,651
Cost of revenue	17,705	14,147	34,249	27,277
General and administrative	10,317	8,673	20,746	16,665
Depreciation and amortization	2,316	1,512	4,403	2,971
Impairment of software development	-	-	-	1,515

Total operating expenses	41,509	35,849	81,997	71,641

Income from operations	3,859	4,905	9,060	7,699
Interest income, net	529	253	972	470
Other income, net	320	(3)	321	(9)

Income before income taxes and minority interest	4,708	5,155	10,353	8,160
Income tax expense	(1,853)	(1,980)	(4,086)	(3,193)
Income before minority interest	2,855	3,175	6,267	4,967
Minority Interest	(106)	-	(106)	-
Net income	$ 2,749	$ 3,175	$ 6,161	$ 4,967

Net income per basic share	$ 0.16	$ 0.19	$ 0.37	$ 0.29
Net income per diluted share	$ 0.16	$ 0.18	$ 0.35	$ 0.27
Weighted average common shares outstanding	16,745	17,037	16,724	17,211
Dilutive effect of common stock equivalents	778	772	651	932

Weighted average common shares outstanding -
assuming dilution	17,523	17,809	17,375	18,143

INTERSECTIONS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2006	December 31, 2005
ASSETS	(in thousands)
CURRENT ASSETS:
Cash and cash equivalents	$ 51,780	$ 17,555
Short-term investments	8,375	34,087
Accounts receivable, net	20,051	14,746
Prepaid expenses and other current assets	3,996	3,071
Deferred subscription solicitation costs	7,103	8,818

Total current assets	91,305	78,277
PROPERTY AND EQUIPMENT--Net	20,901	20,653
GOODWILL	23,223	16,741
INTANGIBLE ASSETS	1,962	1,325
OTHER ASSETS	8,953	6,191

TOTAL ASSETS	$ 146,344	$ 123,187

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 5,916	$ 3,863
Accrued expenses and other current liabilities	9,021	8,480
Accrued payroll and employee benefits	4,231	3,094
Commissions payable	894	1,966
Deferred revenue	6,858	3,888
Current obligations under capital leases	1,164	1,370
Deferred tax liability	2,007	2,007
Income tax payable	1,238	1,116

Total current liabilities	31,329	25,784

OBLIGATIONS UNDER CAPITAL LEASES--Less current portion	2,263	2,797
OTHER LONG-TERM LIABILITIES	689	292
DEFERRED TAX LIABILITY	1,370	1,370
Minority Interest	11,329	-
STOCKHOLDERS' EQUITY:
Common stock	177	176
Deferred compensation	000	(10)
Additional paid-in capital	93,685	93,367
Treasury stock, 965,000 shares at cost	(8,600)	(8,600)
Retained earnings	14,172	8,011
Accumulated other comprehensive loss	(70)	-

Total stockholders' equity	99,364	92,944

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 146,344	$ 123,187

INTERSECTIONS INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2006	2005
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES: Net income	$ 6,161	$ 4,967
Adjustments to reconcile net income to net cash provided
by operating activities
Depreciation and amortization	4,451	2,971
Amortization of gain from sale leaseback	(48)	-
Loss on disposal of fixed asset	54	-
Minority interest	106	-
Increase in allowance for doubtful accounts	8	19
Deferred compensation	10	10
Stock based compensation	255	-
Deferred income tax	000	173
Impairment of software development costs	-	1,515
Amortization of deferred subscription solicitation costs	10,505	10,814
Changes in assets and liabilities:
Accounts receivable	(3,685)	(1,848)
Prepaid expenses and other current assets	(812)	101
Deferred subscription solicitation costs	(8,790)	(10,866)
Other assets	(2,527)	(5,712)
Accounts payable	1,830	1,235
Accrued expenses and other current liabilities	978	(1,093)
Accrued payroll and employee benefits	851	21
Commissions payable	(1,071)	(187)
Income tax payable	122	2,510
Deferred revenue	2,970	(165)
Other long-term liabilities	247	15

Net cash provided by operating activities	11,615	4,480

NET CASH PROVIDED BY INVESTING ACTIVITIES:
Investments	25,712	10,513
Acquisition of Screening International	1,710	-
Acquisition of property and equipment	(3,993)	(6,117)

Net cash provided by investing activities	23,429	4,396

NET CASH USED IN FINANCING ACTIVITIES:
Options exercised	63	1,035
Repurchase of treasury stock	000	(6,569)
Debt issuance costs	(50)	-
Capital lease payments	(753)	(726)

Net cash used in financing activities	(740)	(6,260)

EFFECT OF EXCHANGE RATE ON CASH	(79)	-
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	34,225	2,616
CASH AND CASH EQUIVALENTS--Beginning of period	17,555	12,027

CASH AND CASH EQUIVALENTS--End of period	$ 51,780	$ 14,643

INTERSECTIONS INC.
OTHER DATA
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	(dollars in thousands)
	2006	2005	2006	2005
Subscribers at beginning of period	3,749,214	2,979,882	3,659,975	2,885,223
New subscribers - indirect	596,903	562,423	1,168,872	981,712
New subscribers - direct	245,867	164,894	388,000	359,375
Cancelled subscribers within first 90
days of subscription	206,093	219,382	456,873	418,085
Cancelled subscribers after first 90
days of subscription	642,033	308,649	1,016,116	629,057

Subscribers at end of period	3,743,858	3,179,168	3,743,858	3,179,168

Indirect subscribers	73.1%	64.0%	70.7%	62.7%
Direct subscribers	26.9	36.0	29.3	37.3
Subscribers at end of period	100.0%	100.0%	100.0%	100.0%

Percentage of revenue from indirect marketing
arrangements to total subscription revenue	42.6%	32.9%	41.4%	31.8%
Percentage of revenue from direct marketing
arrangements to total subscription revenue	57.4	67.1	58.6	68.2

Total subscription revenue	100.0%	100.0%	100.0%	100.0%

Total revenue	$ 45,368	$ 40,754	$ 91,057	$ 79,340
Revenue from transactional sales	(8,022)	(4,169)	(12,779)	(7,518)
Revenue from lost/stolen credit card registry	(20)	(25)	(40)	(36)

Subscription revenue	37,326	36,560	78,238	71,786

Marketing and commissions	11,171	11,517	22,599	23,213
Commissions paid on transactional sales	(7)	(26)	(18)	(63)
Commissions paid on lost/stolen credit card registry	(5)	(7)	(13)	(24)

Marketing and commissions associated with
subscription revenue	11,159	11,484	22,568	23,126

Subscription revenue, net of marketing and
commissions associated with subscription revenue	$ 26,167	$ 25,076	$ 55,670	$ 48,660

Contact:

Intersections Inc.
John Casey
(703) 488-6100
intxinvestorrelations@intersections.com